Exhibit 1.02

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Completes Acquisition of Catalyst International

ATLANTA – Sept. 11, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that it has completed its acquisition of Milwaukee-based Catalyst International, a leading provider of supply chain execution solutions and services.

As previously announced, Catalyst’s software solutions and services are highly complementary to CDC Software’s IMI Supply Chain product line and the company’s CDC Global Services operations. The IMI suite of supply chain solutions supports demand-driven fulfillment in multi-company, multi-site and multi-channel environments. The Catalyst business services offerings will be merged into CDC Global Services which provides consulting and outsourcing services across a variety of technologies and industries.

Catalyst provides a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules that can readily integrate into an enterprise’s existing applications. Key functionality in the Catalyst suite includes warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning, and yard management. Catalyst solutions are also based on an event-driven, rules-based workflow platform that will serve as an integration backbone for CDC Software’s applications in the future.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expectations that such transaction will be accretive, the expectation that the acquisition will strengthen the supply chain and services portfolio, rthe complementary nature of Catalyst solutions with IMI, our statements regarding our strategy, value and market positions, our statements regarding leadership and management, our statements regarding the expected benefit of the acquisition and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the supply chain solutions industry; the ability of Catalyst solutions to address industry-specific requirements; development of new functionalities which would allow other companies to compete more effectively and changes in the type of information required to compete in the supply chain execution industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.